                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                 Cadiz Land Inc.
- -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
- -------------------------------------------------------------------------------
                         (Title of class of securities)

                                    127549103
- -------------------------------------------------------------------------------
                                 (CUSIP number)
                                                                   ___
Check the following box if a fee is being paid with this statement ___ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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- -------------------                                            -----------------
CUSIP No. 127549103                   13G                      Page 2 of 8 Pages
- -------------------                                            -----------------

- --------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS

            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                   Morgan Stanley Group Inc.

                   IRS # 13-283-8891
- --------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) / /
                                                                (b) / /
- --------------------------------------------------------------------------------

3           SEC USE ONLY

- --------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION

                   The state of organization is Delaware.

- --------------------------------------------------------------------------------

            NUMBER OF               5       SOLE VOTING POWER
              SHARES                                       0

                                   ---------------------------------------------
           BENEFICIALLY             6       SHARED VOTING POWER
             OWNED BY                              1,776,000
                                   ---------------------------------------------
               EACH                 7       SOLE DISPOSITIVE POWER
            REPORTING                                      0
                                   ---------------------------------------------
           PERSON WITH              8       SHARED DISPOSITIVE POWER
                                                   1,776,000
- --------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,776,000
- --------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
- --------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   10.12%
- --------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                   IA, CO
- --------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

- -------------------                                            -----------------
CUSIP No. 127549103                      13G                   Page 3 of 8 Pages
- -------------------                                            -----------------

- --------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS

            S.S.  OR  I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS

                   Morgan Stanley Asset Management Limited
- --------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) / /

                                                            (b) / /
- --------------------------------------------------------------------------------

3           SEC USE ONLY
- --------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION

                   Organized under the Laws of England
- --------------------------------------------------------------------------------

         NUMBER OF                    5       SOLE VOTING POWER
          SHARES                                              0
                                    --------------------------------------------
       BENEFICIALLY                   6       SHARED VOTING POWER
         OWNED BY                                     1,776,000
                                    --------------------------------------------
           EACH                       7       SOLE DISPOSITIVE POWER
         REPORTING                                            0
                                    --------------------------------------------
        PERSON WITH                   8       SHARED DISPOSITIVE POWER
                                                      1,776,000
- --------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,776,000
- --------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

- --------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   10.12%
- --------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                   IA, CO
- --------------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No. 127549103                      13G                   Page 4 of 8 Pages


   Item 1 (a)               Name of Issuer

                            Cadiz Land Inc.


   Item 1 (b)               Address of issuer's principal executive offices

                            10470 Foothill Blvd
                            Suite 200
                            Rancho Cucamonga, CA 91730


   Item 2 (a)               Name of person filing

                     (a)    Morgan Stanley Group Inc.
                     (b)    Morgan Stanley Asset Management Limited


   Item 2 (b)               Principal business office

                     (a)    1585 Broadway
                            New York, New York 10036

                     (b)    25 Cabot Square
                            Canary Wharf
                            London E14 4QA
                            England


   Item 2 (c)               Citizenship

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.


   Item 2 (d)               Title of class of Securities

                            Common Stock


   Item 2 (e)               Cusip  No.

                            127549103


 Item  3             (a)    Morgan Stanley Group Inc. is (e) an Investment
                            Adviser registered under section 203 of the Investment Advisers Act of 1940.

                     (b) Morgan Stanley Asset Management Limited is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


 Item  4                    Ownership

                            Incorporated by reference to Items (5) - (9) and
                            (11) of the cover page pertaining to each reporting person.
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CUSIP No. 127549103                        13G                 Page 5 of 8 Pages


     Item 5                 Ownership of 5 Percent or Less of a Class

                            Inapplicable


     Item 6                 Ownership of More than 5 Percent on Behalf of
                            Another  Person

                            Accounts managed on a discretionary basis by Morgan Stanley Asset Management Limited a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                            Inapplicable


     Item 8                 Identification and Classification of Members of the
                            Group

                            Inapplicable


     Item 9                 Notice of Dissolution of Group

                            Inapplicable


    Item 10                 Certification

                            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or
                            influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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CUSIP No. 127549103                     13G                    Page 6 of 8 Pages


                            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Date :            April 8, 1996

          Signature :       /s/ Peter A. Nadosy
                            ---------------------------------------------------

          Name / Title :    Peter A. Nadosy / Director Morgan Stanley Asset
                            Management Limited
                            ---------------------------------------------------
                            MORGAN STANLEY ASSET MANAGEMENT LIMITED

          Date :           April 8, 1996

          Signature :       /s/ Edward J. Johnsen
                            ---------------------------------------------------

          Name / Title :    Edward J. Johnsen  / Vice President  Morgan
                            Stanley & Co. Incorporated
                            ---------------------------------------------------
                            MORGAN STANLEY GROUP INC.



                                   INDEX TO EXHIBITS                       PAGE
                                   -----------------                       ----

          EXHIBIT 1        Agreement to Make a Joint Filing                 7

          EXHIBIT 2        Secretary's Certificate Authorizing
                           Edward J. Johnsen to Sign on behalf
                           of Morgan Stanley Group Inc.                     8

                                   INDEX TO EXHIBITS                       PAGE
                                   -----------------                       ----

          EXHIBIT 1        Agreement to Make a Joint Filing                 7

          EXHIBIT 2        Secretary's Certificate Authorizing
                           Edward J. Johnsen to Sign on behalf
                           of Morgan Stanley Group Inc.                     8